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                                                                     1933 Act
                                                                     Rule 485(b)
                                                                     VIA EDGAR

April 28, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:  PHL Variable Universal Life Account
     PHL Variable Insurance Company
     Post-Effective Amendment No. 12 to Registration Statement No. 333-119916 filed on Form N-6

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of this Post-Effective Amendment No. 12 to Registration Statement No. 333-119916 ("PEA No. 12"), filed on Form N-6 under the Securities Act of 1933 for PHL Variable Insurance Company's variable universal life insurance policy ("Policy"). PHL Variable Universal Life Account issues the Policy.

As an attorney for PHL Variable Insurance Company ("PHLVIC"), I provide legal advice to PHLVIC in connection with the operation of its variable products. In this role I am familiar with PEA No. 12 for the Policy. I have made an examination of the law and the documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

I am of the following opinion:

     1. PHLVIC is a valid corporation, organized and operated under the laws of the State of Connecticut and is subject to regulation by the Connecticut Commissioner of Insurance.

     2. PHL Variable Universal Life Account is a separate account validly established and maintained by PHLVIC in accordance with Connecticut law.

     3. The Policy, when properly issued, is a legal and binding obligation of PHLVIC, enforceable in accordance with its terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to PEA No. 12.

Yours truly,


By: /s/ Michele Drummey
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    Michele Drummey
    Counsel
    PHL Variable Insurance Company